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                                                                   EXHIBIT 10.1


                  STOCKHOLDERS' AGREEMENT dated as of May 17, 1996 among CONNECTIVITY PRODUCTS INCORPORATED, a Delaware corporation (the "Corporation"), the stockholders of the Corporation listed as "Continuing Stockholders" on the signature page hereof (the "Continuing Stockholders"), and TIGERA GROUP, INC., a Delaware corporation ("Tigera", and together with the Continuing Stockholders, the "Stockholders", each being a "Stockholder");

                              W I T N E S S E T H:

                  WHEREAS, the Corporation is a corporation duly organized and existing under the laws of the State of Delaware, and the Continuing Stockholders own in the aggregate all of the shares of the common stock ("Common Stock") thereof issued and outstanding on the date hereof;

                  WHEREAS, the Corporation, Tigera and the Continuing Stockholders are entering into a Stock Redemption and Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to which, inter alia, the Corporation will purchase and redeem a portion of the Common Stock held by the Continuing Stockholders and Tigera will also purchase from the Continuing Stockholders a portion of the Common Stock held by the Continuing Stockholders such that after giving effect to such transactions Tigera will own 85% of the Common Stock and the Continuing Stockholders will collectively own 15% of the Common Stock (the "Retained Shares"); and

                  WHEREAS, following the consummation of the transactions contemplated by the Purchase Agreement (the "Closing"), each of the Stockholders will own that number of shares of the Common Stock set forth opposite the name of such Stockholder on Schedule I attached hereto (which Schedule shall be completed on the Closing Date) and such Stockholders shall own, in the aggregate, all of the shares of Common Stock then outstanding; and

                  WHEREAS, it is deemed to be in the best interests of the Corporation and the Stockholders that provision be made for the continuity and stability of the business and policies of the Corporation and, to that end, the Corporation and the Stockholders hereby set forth their agreement with respect to the shares of Stock (as hereinafter defined) owned by the Stockholders.

                  NOW THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:


                  SECTION 1. Effectiveness of Agreement. This Agreement is subject to and shall become effective simultaneously with the Closing, and in the event that the Purchase Agreement is
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terminated prior to the Closing, then this Agreement shall be null and void ab initio.


                  SECTION 2. Definitions. As used herein, the following terms shall have the following respective meanings:

                  2.1 "Closing Date" shall mean the date on which the Closing occurs.

                  2.2 "Employee Stockholders" shall mean each of James S. Harrington, Duane A. Gawron, John E. Pylak and Kurt Cieszkowski.

                  2.3 "Permitted Transferee" shall mean (A) with respect to any Stockholder that is an individual, such Stockholder's spouse, children, grandchildren or parents, or a trust primarily for the benefit of any of the forgoing or such Stockholder, (B) with respect to any Stockholder that is a trust, the beneficiaries of such trust, (C) with respect to any Stockholder that is an entity, any subsidiary of such entity provided, in the case of a transfer by Tigera, that such subsidiary is not, after giving effect to such transfer, engaged principally in a business other than the wire and cable product manufacturing, distributing and/or assembling business, (D) with respect to any Stockholder, any other Stockholder, and (E) with respect to any Stockholder other than Tigera, any Person approved by Tigera in Tigera's sole discretion; provided, that in each case, no Person shall be a Permitted Transferee unless and until such Person shall have agreed in writing to be bound by the terms and conditions of this Agreement and executed a counterpart of this Agreement.

                  2.4 "Person" shall mean any individual, partnership, corporation, joint venture, trust, firm, association or other entity.


                  SECTION 3. Nomination of Tigera Directors.

                  (a) Effective as of or promptly following the Closing, Tigera shall cause the number of directors comprising its Board of Directors to be increased by three and shall cause James S. Harrington, Duane A. Gawron and John
E. Pylak (the "CPI Nominees") to be elected to fill the vacancies in the Board of Directors thus created. So long as each CPI Nominee shall remain an employee of Tigera or any direct or indirect subsidiary of Tigera, at each annual meeting of the stockholders of Tigera, and at each special meeting of the stockholders of Tigera called for

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the purpose of electing directors of Tigera, and at any time at which stockholders of Tigera shall have the right to, or shall, vote for or consent in writing to the election of directors of Tigera, then, and in each such event, Tigera shall include the CPI Nominees (or such of the CPI Nominees that remain employees of the Corporation or Tigera) in the "management slate" of nominees for director and shall recommend to Tigera's stockholders the election thereof as directors. If any CPI Nominee shall decline to be nominated or to serve as a director of Tigera for any reason, then (i) Tigera shall not thereafter be obligated to nominate or propose the election of such CPI Nominee as a director of Tigera and (ii) Tigera shall not be obligated to nominate or propose the election of any other person as a substitute or replacement for such CPI Nominee.

                  (b) If a CPI Nominee shall at any time and for any reason cease to be an employee of Tigera or a direct or indirect subsidiary of Tigera, such CPI Nominee shall promptly deliver to the Board of Directors of Tigera his resignation as a director thereof and Tigera shall have no further obligation thereafter to nominate such CPI Nominee as a director.

                  (c) So long as he shall remain an employee of Tigera, or any direct or indirect subsidiary of Tigera, Tigera shall invite Kurt Cieszkowski to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give Mr. Cieszkowski copies of all notices, minutes, consents and other materials it provides to its directors; provided, however, that Mr. Cieszkowski shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided, further, that Tigera reserves the right to withhold any information and to exclude Mr. Cieszkowski from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Tigera and its counsel.


                  SECTION 4. Limitations on Disposition of Common Stock by Stockholders.

                  (a) Each Stockholder hereby agrees not to sell, assign, transfer, convey or otherwise dispose of, or mortgage, pledge, grant a security interest in or otherwise encumber (collectively, "dispose of") any of such Stockholder's shares of Common Stock, whether now owned or hereafter acquired, except in compliance with the terms of this Agreement.

                  (b) Without limiting the generality of subsection (a) above, no Stockholder shall dispose of any shares of Common Stock unless (i) the transferee is at the time of such disposition a party to this Agreement or agrees in writing to be bound by the terms and conditions hereof and executes a counterpart of this Agreement, (ii) such Stockholder has complied with applicable

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securities laws and regulations in connection with such disposition and, (iii)
if required by the Corporation in its sole discretion, delivered to the Corporation an opinion of counsel with respect to such compliance with applicable federal securities laws.

                  (c) Without limiting the generality of subsections (a) or (b) above, no Stockholder shall dispose of any shares of Common Stock, other than to a Permitted Transferee or otherwise as expressly authorized or required by this Agreement.

                  (d) Subject to the limitations set forth in subsections (b) and (c) above, (i) any Stockholder may from time to time transfer any or all of such Stockholder's shares of Common Stock to a Permitted Transferee, and (ii) Tigera may transfer all, but not less than all, of its shares of Common Stock to any other Person subject to the provisions of Section 5 hereof.

                  (e) Nothing in this Agreement shall prevent or restrict Tigera from pledging its shares of Common Stock to the Banks pursuant to the Bank Loan Documents (as such terms are defined in the Purchase Agreement).

                  (f) Upon becoming a party to this Agreement, a Permitted Transferee of a Stockholder shall for all purposes hereunder be deemed to be a Stockholder, entitled to all of the rights and subject to all of the obligations of a Stockholder hereunder, and a Permitted Transferee (other than the Corporation or Tigera) of a Continuing Stockholder shall for all purposes hereunder be deemed to be a Continuing Stockholder, entitled to all of the rights and subject to all of the obligations of a Continuing Stockholder hereunder.

                  (g) Any attempted disposition of shares of Common Stock not in accordance with the terms and conditions of this Agreement shall be null and void and of no force or effect.


                  SECTION 5. Tag Along/Drag Along Rights.

                  (a) In the event that Tigera shall desire to accept a bona fide offer (a "Purchase Offer") from any person or persons, other than a Permitted Transferee, to purchase all, but not less than all, of the shares of Common Stock then held by Tigera (a "Complete Divestiture"), then Tigera shall promptly deliver to each of the other Stockholders a written notice (the "Purchase Offer Notice") stating Tigera's intention to sell such shares pursuant to such Purchase Offer and setting forth the terms and conditions (including, without limitation, the identity of the proposed purchaser, the number of shares to be sold and the amount and type of consideration to be paid therefor) of such Purchase Offer.

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                  (b) In connection with any Complete Divestiture, Tigera shall have the right ("Drag Along Right") to require each of the Continuing Stockholders to participate in the sale of Common Stock by Tigera, thus selling to the proposed purchaser all shares of Common Stock held by such Continuing Stockholder on the terms and conditions set forth in the Purchase Offer Notice (which shall be the same terms and conditions (on a per share basis) as are applicable to Tigera's sale of shares of Common Stock to the proposed purchaser). Such Drag Along Right shall be exercisable by Tigera's inclusion of notice of such exercise in the Purchase Offer Notice sent by Tigera to the Continuing Stockholders.

                  (c) In the event that Tigera does not exercise its Drag Along Right with respect to any Complete Divestiture, the Continuing Stockholders shall have the right ("Tag Along Right"), exercisable by delivery of a written notice (a "Co-Sale Notice") to Tigera within ten (10) business days after receipt by such Continuing Stockholder of the Purchase Offer Notice, to participate in the sale of Common Stock by Tigera on the terms and conditions set forth in the Purchase Offer Notice. Upon receipt of a Co-Sale Notice from any Continuing Stockholder (a "Co-Selling Stockholder"), Tigera shall, subject to agreement by the proposed purchaser, offer each Co-Selling Stockholder the opportunity to sell to the proposed purchaser all, but not less than all, of shares of Common Stock then held by such Co-Selling Stockholder. Tigera shall thereafter use its reasonable efforts to obtain from the proposed purchaser an agreement to purchase the additional shares of Common Stock proposed to be sold by the Co-Selling Stockholder(s) on the same terms and conditions as the Purchase Offer. If Tigera is not able to obtain such an agreement from the proposed purchaser, then notwithstanding the foregoing, neither Tigera nor any other Stockholder shall sell any shares of Common Stock to such proposed purchaser.

                  (d) The closing of the purchase and sale of any shares of Common Stock to be sold pursuant to the Drag Along Rights or the Tag Along Rights contained in this Section 5 shall occur concurrently with the closing of the sale of the shares of Common Stock by Tigera. At such closing, each Continuing Stockholder (in the case of a sale pursuant to the Drag Along Rights) or Co- Selling Stockholder (in the case of a sale pursuant to the Tag Along Rights) shall deliver to the purchaser a certificate or certificates representing the number of shares of Common Stock to be sold by such Co-Selling Stockholder, registered in the name of such Continuing Stockholder or Co-Selling Stockholder (as the case may be) and duly endorsed in blank, or accompanied by a duly executed stock power in blank, with signatures duly guaranteed and all requisite stock transfer stamps affixed thereto.


                  SECTION 6. Participation Rights.

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                  (a) Subject to the terms and conditions set forth in this
Section 6, the Corporation hereby grants to each Stockholder the right to purchase, on a pro rata basis, a portion of any "Additional Shares" (as defined in subsection (d) below) which the Corporation may, from time to time, sell and issue. For purposes of this Section 6, a Stockholder's pro rata share of such Additional Shares shall the number of Additional Shares that is equal to the product of (A) the total number of Additional Shares then proposed to be issued by the Corporation times (B) such Stockholder's percentage ownership of the total number of shares of Common Stock then outstanding.

                  (b) Prior to the issuance of any Additional Shares, the Corporation shall deliver a notice (an "Offer Notice") to each Stockholder stating (i) its bona fide intention to offer or issue such Additional Shares,
(ii) the number of such Additional Shares proposed to be offered, (iii) the number of such Additional Shares that each Stockholder may purchase pursuant to this Section 6, and (iii) the price and terms, if any, upon which the Corporation proposes to offer such Additional Shares.

                  (c) Within 10 days after the giving of an Offer Notice, each Stockholder may by written notice to the Corporation elect to purchase, at the price and on the terms specified in the Offer Notice, up to that number of Additional Shares as is specified in the Offer Notice.

                  (d) For purposes of this Agreement, the term "Additional Shares" shall mean any shares of the Corporation's capital stock, whether now or hereafter authorized, and any rights, options (other than stock options granted to employees or others under a stock option plan adopted by the Corporation) or warrants to purchase shares of the Corporation's capital stock, issued by the Corporation after the Closing Date solely for cash consideration, other than any such shares issued or issuable upon the exercise of stock options granted under a stock option plan. Without limiting the generality of the foregoing, the term "Additional Shares" shall not include shares of capital stock issued as all or part of the consideration for an Acquisition.


                  SECTION 7. Commitment to Invest Additional Equity Capital in the Corporation.

                  (a) It is the intent of the parties that the Corporation acquire additional business units in the wire and cable industry (each, an "Additional Business"), and that Tigera provide additional equity financing to the Corporation in order to enable the Corporation to make such acquisitions (each, an "Acquisition") and/or to provide working capital for internal growth of the Corporation ("Internal Expansion"). In that connection, Tigera hereby agrees that if and when (A) potential Acquisitions of Additional Businesses are identified and proposed by the Corporation's management as businesses in the wire and

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cable industry that will provide synergies with the Corporation's existing businesses or that are otherwise in the best interest of the Corporation to acquire, or (B) the Corporation's management requires additional funding for Internal Expansion, then the Board of Directors of Tigera, exercising its unrestricted discretion, shall in each case determine whether such Acquisition, including without limitation the proposed financial and other terms thereof, or management's specific proposal for Internal Expansion, as the case may be, is, under the circumstances then obtaining, an appropriate and beneficial investment for the Corporation to make. If the Board of Directors of Tigera makes such an affirmative determination, then Tigera shall, to the extent required to effect such Acquisition or fund such Internal Expansion, purchase shares of preferred stock of the Corporation (the "Preferred Stock"), for an aggregate price (including purchases of Preferred Stock made in connection with prior Acquisitions, proposed Acquisitions and prior Internal Expansion) of up to $3,500,000, which Preferred Stock shall be issued on terms mutually agreed by the Corporation and Tigera. Notwithstanding the foregoing, Tigera shall purchase $1,000,000 of such Preferred Stock on the Closing Date. Without limiting the generality of the foregoing, such Preferred Stock shall (i) be non-voting, (ii) not pay a dividend, (iii) have a preference upon liquidation equal to its initial subscription price, and (iv) be redeemable by the Corporation, subject to any required approval or consent by the Corporation's lenders and provided that the Redemption Notes and the Contingent Notes (as such terms are defined in the Purchase Agreement) have been paid in full, at a redemption price equal to its initial subscription price, in two equal installments, the first such redemption installment being on or about the first date on which the foregoing conditions have been satisfied and the second such installment being on or about the first anniversary of the first of such redemption installments. The Corporation and the Stockholders shall take such actions and execute and file such documents as are reasonably necessary or appropriate in order to authorize the issuance by the Corporation of such Preferred Stock.

                  (b) Prior to its subscription for the shares of Preferred Stock as provided in subsection (a), above, Tigera shall at all times reserve, and not expend for other purposes or distribute to its shareholders, an amount equal to not less than $3,500,000 (less any amount actually used to purchase shares of such Preferred Stock) for the purpose of such subscription for Preferred Stock.

                  (c) So long as any Employee Stockholder continues to serve as an officer of the Corporation, Tigera or any direct or indirect subsidiary of Tigera, then neither Tigera nor the Corporation shall, without first obtaining the consent of at least a majority in interest of such Employee Stockholders (determined based on the Sellers' percentage ownership of Common

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Stock as of the date hereof), acquire any business not engaged in the wire and cable industry.


                  SECTION 8. Commitment to Invest Equity Capital in Newco.

                  (a) In addition to the Acquisitions of Additional Businesses referred to in Section 6 hereof, it is the intent of the parties to organize an additional investment entity ("Newco") to make Acquisitions of Additional Businesses in the wire and cable industry but which Additional Businesses the Corporation elects not to acquire (or is unable to acquire), and that to the extent practicable, the Employee Stockholders and other parties selected by Tigera be given the opportunity to make equity investments in Newco; provided, however, that no proposed Acquisition shall be presented to Newco for consideration unless and until such proposed Acquisition shall first have been presented to the Corporation and the Board of Directors of the Corporation shall have determined not to make such proposed Acquisition. In that connection, Tigera agrees to cause Newco to be organized and to cause Victory Capital LLC, a Delaware limited liability company that is a holder of a substantial portion of Tigera's outstanding capital stock ("Victory"), to invest from time to time in accordance with subsection (b) below, an aggregate of not less than $5,000,000 in the capital stock of Newco.

                  (b) It is anticipated that Tigera would purchase for nominal consideration 51% of the voting equity interest in Newco, thus permitting Tigera to elect all of Newco's directors, and that Victory and other investors (including any participating Employee Stockholders) would purchase the remainder of Newco's voting equity interests and other equity interests constituting a majority of the economic interest in Newco. The investment by Tigera and other investors in Newco (the "Investor Group") shall be made from time to time after
(i) the Corporation's management identifies an Additional Business as a potential Acquisition candidate and has delivered to Tigera, Newco and the Investor Group a summary of the proposed terms of such Acquisition, together with such other information with respect to such Acquisition and the Additional Business as may be requested by Tigera, Newco and the Investor Group, and (ii) Tigera, Newco, Victory and each other member of the Investor Group have in each case determined that such Acquisition, including without limitation the proposed financial and other terms thereof, is, as determined by the respective Boards of Directors of Tigera, Newco and Victory and by each other member of the Investor Group (in each case in such Board's or Person's unrestricted discretion), to be an appropriate and beneficial investment for such investor to make. Notwithstanding the foregoing, the business and affairs of Newco shall be managed by its board of directors, and such board of directors shall in each case have absolute discretion to accept or reject (for any reason) subscriptions for equity interests in Newco; provided, that the Employee Stockholders

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shall at the time of Victory's investment in Newco have the right to subscribe for shares of Newco on the same terms as Victory.

                  (c) Notwithstanding the identification by the Corporation's management of potential Acquisition opportunities for the Corporation or for Newco, and without limiting the generality of Section 7 or this Section 8, no provision of this Agreement shall require Tigera, Newco, Victory or any other Person to make any investment in the Corporation, Newco or any other entity, or in the case of the Corporation and Newco, to complete any Acquisition of an Additional Business, unless in each case such Person (and in the case of entities, the board of directors or other governing body) determines, in such Person's sole discretion, that such Acquisition is appropriate in the circumstances then obtaining and in the best interest of such Person.


                  SECTION 9. Option to Purchase or Require the Purchase of Shares of Common Stock.

                  (a) Tigera hereby grants to each Continuing Stockholder the right to require Tigera to purchase the shares of Common Stock owned by such Continuing Stockholder at the time such right is exercised, which right (the "Put Option") shall be exercisable in accordance with terms and conditions, and on the dates specified, in this Section 9.

                  (b) Each Continuing Stockholder hereby grants to Tigera an option (the "Call Option"), exercisable in accordance with terms and conditions and on the dates specified in this Section 9 to purchase all of the shares of Common Stock owned by such Continuing Stockholder as of immediately following the Closing and any shares of Common Stock thereafter acquired by such Continuing Stockholder. In the event that the Call Option is exercised with respect to fewer than all shares of Common Stock with respect to which such Call Option is then exercisable, Tigera shall exercise such Call Option pro rata among the Continuing Stockholders in accordance with their percentage ownership of Common Stock at the time such Call Option is exercised.

                  (c) The Put Option and the Call Option (each, an "Option") shall be exercisable on each of the 54th, 60th and 66th month anniversary dates of the Closing Date (each, an "Option Exercise Date"); provided, however, that Tigera shall not be required to purchase from any Continuing Stockholder, nor shall any Continuing Stockholder be required to sell to Tigera, (i) on the first Option Exercise Date, more than one-third of the shares of Common Stock held by such Continuing Stockholder (such number being determined as of immediately following the Closing on the Closing Date), and (ii) on the Second Option Exercise Date, more than the sum of one-third of the shares of Common Stock held by such Continuing Stockholder (such number being determined as of

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immediately following the Closing) plus the number of shares of Common Stock with respect to which an Option could have been exercised but was not so exercised on the first Option Exercise Date. On the third Option Exercise Date, the Put Option and/or the Call Option may be exercised with respect to any or all of the Retained Shares not previously purchased by Tigera. If any of such Option Exercise Dates is not a business day (which for purposes hereof shall mean any day other than Saturday, Sunday or bank holiday in the City of New
York), then the relevant Option Exercise Date shall be deemed to be the next succeeding business day.

                  (d) An Option may be exercised, in whole or in part (subject to the limitations set forth in subsection (c) above), by delivery by the party exercising such option to Tigera or the Continuing Stockholders, as the case may be, of written notice an "Option Exercise Notice", which (i) shall be delivered not later than 60 days prior to the Option Exercise Date on which the Option is being exercised, (ii) shall be irrevocable, and (iii) shall set forth the number of shares of Common Stock to be purchased by Tigera from each Continuing Stockholder.

                  (e) Following exercise of an Option by Tigera or a Continuing Stockholder pursuant to subsection (d), payment shall be made on the relevant Option Exercise Date (or on such other date as may be agreed by Tigera and the "Sellers' Agent" (as defined in the Purchase Agreement)) at the office of Tigera by certified or bank check to the order of the Continuing Stockholder, against delivery of a certificate or certificates representing the shares of Common Stock to be purchased by Tigera, registered in the name of such Continuing Stockholder and duly endorsed in blank, or accompanied by a duly executed stock power in blank, with signatures duly guaranteed and all requisite stock transfer stamps affixed thereto; provided, however, that Tigera or the Sellers' Agent may, upon not less than three (3) days' prior written notice, delay such payment and delivery for a period not to exceed fifteen (15) days.

                  (f) The aggregate purchase price for the shares of Common Stock purchased pursuant to a Call Option or a Put Option (the "Option Purchase Price"), assuming that the Put Option and/or the Call Option is exercised as to all of the Retained Shares, with the Option Purchase Price per share being equal to the aggregate Option Purchase Price divided by the number of Retained Shares, shall be an amount equal to the product of (A) a fraction, the numerator of which is 15 and the denominator of which is 85, times (B) the result of

                  (i) the product of

                           (1) 26,979,894 (i.e. the number fully diluted shares outstanding as of the Closing Date) (the "Outstanding Share Number")

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                           times

                           (2) the Tigera Market Price (as hereinafter defined)

                  minus

                  (ii) $10,244,206 (i.e. $3,500,000 plus the aggregate exercise price of all outstanding options and warrants, including the options granted to the Sellers).

                  The "Tigera Market Price" shall mean the average of the closing trading price per share of shares Tigera's common stock for each date on which such shares are traded during the period commencing 60 calendar days (or if not a business day, the next succeeding business day) prior to the relevant Option Exercise Date and ending on the fifth business day prior to such Option Exercise Date. In the event that there are no closing trading prices for shares of Tigera's common stock during any such 60-day period, then the "Tigera Market Price" shall instead be such amount as shall be mutually agreed by Tigera and the Sellers' Agent (or if only one Continuing Stockholder is selling shares of Common Stock to Tigera pursuant to an Option on such Option Exercise Date, then by Tigera and such Continuing Stockholder). If in such event Tigera and the Sellers' Agent (or such Continuing Stockholder) are unable to agree on the amount of the Tigera Market Price, then the "Tigera Market Price" shall be an amount equal to the fair market value, per share, of Tigera's common stock as determined by such firm of investment bankers as may be mutually selected by Tigera and the Sellers' Agent (or such Continuing Stockholder, as the case may be); however, failing agreement as to the firm of investment bankers, Tigera shall select one firm of investment bankers and the Sellers' Agent shall select one firm of investment bankers, and such firms shall together select a third firm of investment bankers, which third firm (and not the firms separately selected by Tigera and the Sellers' Agent) shall determine such fair market value amount.

                  (g) In the event that Tigera at any time or from time to time after the date hereof shall declare or pay any dividend on its common stock ("Tigera Common Stock") payable in Tigera Common Stock, or effect a subdivision of the outstanding shares of the Tigera Common Stock into a greater number of shares of the Tigera Common Stock (by reclassification, "stock split" or otherwise than by payment of a dividend in shares of Tigera Common Stock), or in the event that the outstanding shares of Tigera Common Stock shall at any time or from time to time be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Tigera Common Stock (including without limitation a "reverse stock split"), then, in any such event, the Outstanding Share Number set forth in clause 9(f)(i)(1) above shall be adjusted effective as of the close of business on (A) the record date for the determination of

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
shareholders entitled to receive such dividend if such dividend is in fact paid, or (B) the day immediately preceding the day upon which such subdivision, combination, consolidation, reclassification or other such action shall become effective (any such day, as the case may be, shall be referred to herein as the "Effective Date"), by multiplying the Outstanding Share Number in effect immediately prior to the Effective Date by a fraction of which (x) the numerator shall be equal to the number of shares of Tigera Common Stock outstanding immediately after the Effective Date giving effect only to transactions of the type described in this paragraph (computed on a fully diluted basis after giving effect to the exercise of any outstanding options and warrants), and (y) the denominator shall be the number of shares of Tigera Common Stock outstanding immediately prior to the Effective Date (computed on a fully diluted basis after giving effect to the exercise of any outstanding options and warrants). In no event shall the Outstanding Share Number be changed or adjusted other than as expressly provided by subsection 9(g) hereof. Without limiting the generality of the foregoing, except as expressly provided by subsection 9(g) hereof, the Outstanding Share Number shall not be changed or adjusted by reason of any issuances of additional shares of Tigera Common Stock, whether for cash or other consideration, or the issuance by Tigera of any additional options or warrants.

                  (h) In the event that at any time from and after the Closing Date and prior to the 66th month anniversary of the Closing Date the Corporation sells or otherwise disposes of all or substantially all of its assets, then notwithstanding subsection 9(c) hereof, the Put Option and the Call Option shall upon the consummation of such sale or disposition become immediately exercisable as to all of the Retained Shares.

                  (i) In the event that at any time after the Closing Date (A) there is a change in control of Tigera such that a majority of the outstanding voting capital stock of Tigera is owned by a person or entity or "group" (as defined in Section 13(d) of the Exchange Act) that is not on the date hereof a holder of 5% or more of the outstanding shares of Tigera's common stock, or (B) Tigera is merged into or consolidated with any other person (other than Newco or a direct or indirect subsidiary of Tigera) or any other person (other than Newco or a direct or indirect subsidiary of Tigera) is merged into or consolidated with Tigera, or (C) Tigera sells or otherwise disposes of all or substantially all of its assets, or (D) Tigera is liquidated or dissolved, then notwithstanding subsection 9(c) hereof, the Put Option and the Call Option shall immediately prior to the consummation of such sale or disposition become immediately exercisable as to all of the Retained Shares.

                  (j) On any Option Exercise Date, and at the request of Sellers, the parties shall use their best efforts to arrange an exchange of the Common Stock for stock of Tigera on a tax free basis in lieu of the Put Option or the Call Option set forth in

Section 9(a), provided that, in the reasonable opinion of the Board of Directors of Tigera, such exchange is in the best interests of Tigera and those corporations (including the Company) which file a federal consolidated income tax return with Tigera. In the event of such exchange, all Retained Shares not previously purchased by Tigera shall be so exchanged, and any stock of Tigera received in such exchange shall be subject to demand and "piggyback" registration rights on such terms as may be agreed to at such time by the parties.


                  SECTION 10. Limitations on Fees.

                  So long as James S. Harrington continues to serve as the chief executive officer of the Corporation, Tigera or any direct or indirect subsidiary of Tigera, then neither the Corporation nor Tigera shall, without Mr. Harrington's consent, pay any consulting fee or other compensation to an entity that is an affiliate of Tigera, provided, that the employees of Tigera and Victory may (without such consent) be compensated by Tigera or the Corporation for their services to Tigera or the Corporation.


                  SECTION 11. Legends on Stock Certificates.

                  (a) Each certificate representing shares of Common Stock shall bear the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR ENCUMBERED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. IN ADDITION, THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS' AGREEMENT DATED AS OF MAY 17, 1996 BY AND AMONG CONNECTIVITY PRODUCTS INCORPORATED AND CERTAIN HOLDERS OF THE STOCK OF SUCH CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF CONNECTIVITY PRODUCTS INCORPORATED."


                  SECTION 12. Other Agreements.

                  (a) Effective as of the Closing, this Agreement shall supersede, and render void and cancel any and all other stockholders' agreements, voting agreements, voting trusts or other agreements relating to the ownership and voting rights of any stock, including, but not limited to, the Stockholders'

Agreement dated October 3, 1995 by and among the Corporation and each of the Continuing Stockholders.

                  (b) Each Continuing Stockholder agrees and covenants that it will not enter into any agreement or understanding which is related to the Corporation, any subsidiaries of the Corporation, or the capital stock of the Corporation, with any other Person, without in each case the prior written consent of Tigera. Tigera agrees and covenants that without the prior written consent of the Seller's Agent, Tigera will not enter into any agreement or understanding which impairs the rights of the Continuing Stockholders under this Agreement.


                  SECTION 13. Duration of Agreement. The rights and obligations of each Stockholder under this Agreement shall terminate as to such Stockholder upon the earliest to occur of (a) the disposition by such Stockholder, in accordance with this Agreement, of all shares of Common Stock owned by such Stockholder, and (b) the tenth anniversary of the date hereof.


                  SECTION 14. Severability. If any provisions of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.


                  SECTION 15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HERETO HEREBY AGREES THAT ANY SUIT, ACTION OR PROCEEDING FOR THE ENFORCEMENT OF THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE STATE COURTS OF OR FEDERAL COURTS SITTING IN THE STATE OF DELAWARE. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS AND TO SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BEING MADE UPON SUCH PARTY BY REGISTERED OR CERTIFIED MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING OR ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT COURT.


                  SECTION 16. Successors and Assigns. This Agreement shall not be assignable by any party without the written consent of the other parties hereto.


                  SECTION 17. Action by the Corporation . Any reference in this Agreement to action by the Corporation or by the Board of Directors of the Corporation (including without limitation any requirement for the consent of the Corporation or of the Board of

Directors of the Corporation) shall for all purposes mean and refer to action taken or to be taken (or consent given) by a majority the full Board of Directors, and not by a committee thereof, which action (or consent) may be by resolution adopted at a meeting of the Board or Directors or (to the extent permitted by applicable corporate law) by written consent executed by not less than a majority of the directors of the Corporation.

                  SECTION 18. Action by Tigera. Any reference in this Agreement to action by Tigera (including without limitation any requirement for the consent of or election by Tigera) shall, from and after the Closing, for all purposes mean and refer to action taken or to be taken (or consent given) by the board of directors of Tigera or by a committee of such board to which such authority has been delegated.


                  SECTION 19. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties:

                  (i) if to the Corporation or Tigera, to:

                           Connectivity Products Incorporated
                           or Tigera Group, Inc.
                           667 Madison Avenue
                           Suite 2500
                           New York, New York  10021
                           Attention: Donald T. Pascal

                           with a copy to:

                           Herbert M. Friedman, Esq.
                           Zimet, Haines, Friedman & Kaplan
                           460 Park Avenue
                           New York, New York  10022

                  (ii) if to an Continuing Stockholder, to:

                           the address for such Stockholder on
                           Schedule I attached hereto.

All such notices, requests, consents and other communications shall, if delivered by hand or courier service, be deemed to have been given when received, and if sent by mail, five days following deposit in the mail, postage prepaid.

                  SECTION 20. Modification. Except as otherwise provided herein, neither this Agreement nor any provisions hereof can be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of any modification, change, discharge or termination is sought; provided, that this Agreement shall be amended to add any Permitted Transferee of Common Stock under this Agreement as a signatory to this Agreement.


                  SECTION 21. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.


                  SECTION 22. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.


                  SECTION 23. Entire Agreement. This Agreement and the other writings referred to therein or delivered pursuant thereto contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.


                  SECTION 24. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Stockholders' Agreement on the day, month and year first above written.


                                       CONNECTIVITY PRODUCTS INCORPORATED


                                       By: /s/James S. Harrington
                                           ------------------------------------

                                       TIGERA GROUP, INC.


                                       By: /s/Donald T. Pascal
                                           ------------------------------------


                                       CONTINUING STOCKHOLDERS:



                                       /s/James S. Harington
                                       ----------------------------------------
                                       James S. Harrington



                                       /s/Duane A. Gawron
                                       ----------------------------------------
                                       Duane A. Gawron, Trustee of the
                                       Living Trust of Duane A. Gawron
                                       dated March 16, 1987



                                       /s/Margo Gawron
                                       ----------------------------------------
                                       Margo Gawron



                                       /s/John E. Pylak
                                       ----------------------------------------
                                       John E. Pylak, Trustee of the John
                                       E. Pylak Living Trust dated
                                       September 3, 1987



                                       /s/John E. Pylak, attorney in fact
                                       ----------------------------------------
                                       Rebecca Pylak



                                       /s/Kurt Cieszkowski
                                       ----------------------------------------
                                       Kurt Cieszkowski

                                   SCHEDULE I

                                               Number
Stockholder Name/Address                       of Shares
- ------------------------                       ---------
TIGERA GROUP, INC.                             651.1
667 Madison Avenue
Suite 2500
New York, NY  10021


James S. Harrington                            33.7941
126 Willard Road
Ashburnham, MA 01430



Duane A. Gawron, Trustee of                    20.8379
the Living Trust of Duane
A. Gawron dated March 16, 1987
5265 Isleworth CC Drive
Windermere, FL 34786



Margo Gawron                                   11.2647
5265 Isleworth CC Drive
Windermere, FL 34786



John E. Pylak, Trustee of the                  20.8397
John E. Pylak Living Trust
dated September 3, 1987
5536 St. Elizabeth Ct.
Clarkston, MI 48348



Rebecca Pylak                                  11.2647
5536 St. Elizabeth Ct.
Clarkston, MI 48348



Kurt Cieszkowski                               16.8971
111 Cloverly Road
Grosse Pointe Woods, MI 48326